Exhibit 1.01 - Conflict Minerals Report
When used in this report, the terms "Avon," the "Company," "we," "our" or "us" mean, unless the context otherwise indicates, Avon Products, Inc. and its consolidated subsidiaries.

This Conflict Minerals Report is an exhibit to Avon’s Form SD filed with the Securities and Exchange Commission on June 2, 2014 and should be read in conjunction with our Form SD. Capitalized terms used herein and not defined have the meaning set forth in our Form SD.

Summary

After exercising due diligence (as described below), although the Company has not determined that any of the conflict minerals in our products originated in a covered country, the Company is unable to conclude with certainty that none of the conflict minerals in our products originated in a covered country.

Avon does not typically source any minerals, including conflict minerals, directly from mines, smelters or refiners and is several layers removed from these market activities. To the best of our knowledge, and in light of the information provided during the RCOI, Avon does not purchase any conflict minerals directly from any covered country.

Our product categories are Beauty and Fashion & Home. Beauty consists of skincare, color, and fragrance. Fashion & Home consists of fashion jewelry, watches, apparel, footwear, accessories, gift and decorative products, housewares, entertainment and leisure products, children’s products, and nutritional products. Both product categories consist of products that include conflict minerals. During 2013, some of our raw ingredients used in the manufacture of certain color and skincare products in our Beauty category contained tin or gold. Other minerals may be used indirectly as a catalyst in the production of Beauty products. In addition, certain jewelry, electronic and other products within the Fashion & Home category also contain conflict minerals.

In light of our conclusion and in line with the Rule, an independent private sector audit of this Conflict Mineral Report is not required.

Due Diligence Framework & Design
Avon designed its due diligence process based upon the internationally recognized due diligence framework set forth in the Organization for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Framework”).
Due Diligence Steps Taken
In accordance with the OECD framework, Avon’s due diligence measures included the following steps:

1) Establish strong company management systems

•	Established a cross-functional team comprised of employees in key business functions to design and implement our conflict minerals compliance efforts with executive-level support and oversight

•	Provided background information and training on the Rule to employees involved in our conflict minerals compliance efforts

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Adopted a conflict minerals position statement, which includes information on how to contact Avon for further information and/or report concerns. The Avon Conflict Minerals Position Statement is available on our website at http://www.avoncompany.com/documents/corporateresponsibility/environment/Avon-Conflict-Minerals-Position-Statement.pdf.

▪	Avon’s Integrity Helpline (integrityhelpline.avon.com) is available 24 hours a day, seven days a week and also provides a way to ask a question or make a report

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Enhanced supply chain transparency and strengthened engagement with suppliers by asking targeted suppliers to complete the reporting template developed by the Electronics Industry Citizenship Coalition (“EICC”) and the Global e-Sustainability Initiative (“GeSI”) and providing suppliers with background information on the Rule

•	Required that relevant conflict minerals documentation is retained pursuant to Avon’s document retention policy

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2) Identify and assess risks in the supply chain
Our supplier Surveys provided an opportunity for us to engage with suppliers and acquire information regarding the potential use and source of conflict minerals in products that they provide to Avon. It also helped us to assess relevant Avon information technology systems. In particular, we:

•	Developed a better understanding of our suppliers’ processes and where there were potential gaps in information or understanding

•	Reviewed Survey responses for “red flags,” i.e., inconsistent and/or incomplete responses that indicated a potential risk

•	Compared smelters and refiners identified by participating suppliers against the list of facilities that have received a “conflict-free” designation under the Conflict Free Smelter Program

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Identified areas of improvement for our information technology that could enhance, on an ongoing basis, the quality of direct supplier information to better assess the potential use of conflict minerals

3) Design and implement a strategy to respond to identified risks

Avon implemented a risk management plan designed to identify, monitor and mitigate identified risks. Key elements of the plan included:

•	Providing regular updates to senior management in the finance, supply chain, and legal functions

•	Sending corrective action follow-up notices to suppliers who provided incomplete and/or inconsistent Survey responses

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The corrective action notices request follow-up information from suppliers, as needed, and direct suppliers to Avon’s training materials regarding key regulatory requirements and to industry resources that may be useful to the suppliers

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Sending a corrective action notice to suppliers who did not timely complete a Survey, requesting that they begin gathering information regarding the potential use of conflict minerals in materials supplied to Avon during 2014 and also informing them that Avon will provide additional training for the 2014 compliance period. Avon informed these suppliers that if they did not complete the survey and comply with our 2014 compliance efforts, Avon would evaluate its options, including but not limited to reassessment of the relationship between the supplier and Avon

4) Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

As previously stated, Avon does not typically source any minerals, including conflict minerals, directly from mines, smelters or refiners and is several layers removed from these market activities. As a result, Avon does not conduct audits of smelters and refiners. As part of our due diligence process, we rely on cross-industry initiatives such as those led by the EICC, GeSI, and Conflict Free Sourcing Initiative.

5) Report on supply chain due diligence
This Report and Avon’s Form SD are available at www.avoninvestor.com and www.avoncompany.com/corporatecitizenship/corporateresponsibility/resourcecenter/policies_and_procedures/conflictminerals.html.

Ongoing Risk Mitigation Efforts

In line with our Conflict Minerals Position Statement, we are implementing an ongoing risk mitigation plan that is intended to strengthen our supply chain due diligence capability and traceability with respect to conflict minerals and reduce the risk that the sourcing of any conflict minerals benefits armed groups in the covered countries.

Key steps for 2014 include:

•	Continuing engagement with targeted suppliers in 2014, including current suppliers who were non-responsive to our 2013 RCOI or who were responsive, but did not provide sufficient information

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As described above, Avon informed non-responsive suppliers that if they did not complete the survey and comply with our 2014 compliance efforts, Avon would evaluate its options, including but not limited to reassessment of the relationship between the supplier and Avon

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Enhancing our information technology capabilities to improve our supplier and products records to better assess the potential use of conflict minerals by the Company, including implementing a pre-screening program for new supplier relationships

Launching the 2014 RCOI in the third or fourth quarter of 2014 and providing advance notice to suppliers

•	Finalizing and incorporating supplier contract language and/or terms and conditions that will require suppliers to cooperate with Avon’s conflict minerals compliance efforts

•	Maintaining the cross-functional team comprised of employees in key business functions to design and implement our conflict minerals compliance efforts with executive-level support and oversight

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